Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                      among

                               ZIPP-EXPRESS, INC.

                                its shareholders,

                                Jerry L. Closser,
                               Daniel J. Frieden,
                               Ernest F. Krebs and
                              Richard E. Williamson

                               ZIPP LOGISTICS, LLC

                                   Its Members

                                Jerry L. Closser,
                               Daniel J. Frieden,
                               Ernest F. Krebs and
                              Richard E. Williamson

                                       and

                               CELADON GROUP, INC.

                                and its affiliate

                               ZIPP EXPRESS, INC.

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                                TABLE OF CONTENTS


1.  Purchase and Sale..........................................................2
        1.1    Agreement to Sell...............................................2
        1.2    Agreement to Purchase...........................................3
        1.3    Description of Assets; Excluded Assets..........................3
               1.3.1  Assets to Be Acquired....................................3
               1.3.2  Excluded Assets..........................................6
        1.4    Purchase Price, Payment, and Liabilities........................6
               1.4.1  Purchase Price...........................................6
               1.4.2  Payments.................................................6
               1.4.3  Purchase Price Adjustments...............................7
               1.4.4  No Assumption of Liabilities.............................8
               1.4.5  Procedures for Adjustments to Purchase Price............10
               1.4.6  Allocation of Purchase Price............................11
        1.5    Employment and Non-Compete Agreement...........................12

2.  Closing...................................................................12

3.  Representations And Warranties............................................12
        3.1    Representations and Warranties of the Seller...................12
               3.1.1  Existence and Organization..............................12
               3.1.2  Corporate Power; Authorization; Enforceable Obligations.13
               3.1.3  Safety Rating...........................................14
               3.1.4  Validity of Contemplated Transactions, Etc..............14
               3.1.5  Capitalization, Ownership of Shares and Third Party
                        Options...............................................15
               3.1.6  Financial Statements....................................16
               3.1.7  Accounts Receivable.....................................16
               3.1.8  Inventory.......................................... ....17
               3.1.9  Tax and Other Returns and Reports.......................17
               3.1.10 Books of Account........................................18
               3.1.11 Existing Condition......................................19
               3.1.12 Title to Properties.....................................20
               3.1.13 Condition of Tangible Assets; Availability of Assets....21
               3.1.14 Compliance with Law; Authorizations.....................21
               3.1.15 Insurance...............................................22
               3.1.16 Contracts and Commitments...............................23
               3.1.17 Additional Information..................................23
               3.1.18 Labor Matters...........................................24
               3.1.19 Employee Benefit Plan and Arrangements..................24
               3.1.20 Intellectual Property Matters...........................25
               3.1.21 Software................................................26
               3.1.22 Environmental Matters...................................27

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               3.1.23 Real Property...........................................29
               3.1.24 Availability of Documents...............................32
               3.1.25 Restrictions............................................32
               3.1.26 Conditions Affecting Seller.............................32
               3.1.27 Completeness of Disclosure..............................33
               3.1.28 Operating Authority.....................................33
               3.1.29 Transfer of Permits.....................................33
               3.1.30 Customers...............................................33
               3.1.31 Drivers.................................................34
        3.2    Representations and Warranties of Purchaser....................34
               3.2.1  Corporate Existence.....................................34
               3.2.2  Corporate Power and Authorization.......................34
               3.2.3  Validity of Contemplated Transactions, Etc..............34
        3.3    Survival of Representations and Warranties.....................35

4.  Agreements Pending Closing................................................35
        4.1    Agreements of Seller Pending the Closing.......................35
               4.1.1  Conduct of Business.....................................36
               4.1.2  Maintenance of Physical Assets..........................36
               4.1.3  Employees and Business Relations........................36
               4.1.4  Maintenance of Insurance................................36
               4.1.5  Maintenance of Authorizations...........................37
               4.1.6  Compliance with Laws....................................37
               4.1.7  Updated Schedules.......................................37
               4.1.8  Cooperative Efforts.....................................37
               4.1.9  Sale of Assets..........................................37
               4.1.10 Access..................................................38
               4.1.11 Press Releases..........................................38
               4.1.12 WARN Notice.............................................38
               4.1.13 Approvals of Governmental Bodies........................38
               4.1.14 Transfer of Authorities.................................39
               4.1.15 Equipment Lease.........................................39
        4.2    Agreements of Purchaser Pending the Closing....................39
               4.2.1  Actions of Purchaser....................................40
               4.2.2  Press Releases..........................................40
               4.2.3  Approvals of Governmental Bodies........................40
        4.3    Inspection.....................................................40

5.  Conditions Precedent To Closing...........................................41
        5.1    Conditions Precedent to Purchaser's Obligations................41
               5.1.1  Representations and Warranties True as of the
                        Closing Date..........................................41
               5.1.2  Compliance with this Agreement..........................41
               5.1.3  Closing Certificate.....................................41
               5.1.4  No Threatened or Pending Litigation.....................42

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               5.1.5  Consents, Approvals and Notices.........................42
               5.1.6  Material Adverse Changes................................43
               5.1.7  Approval of Counsel; Corporate Matters..................43
               5.1.8  Seller's Deliveries.....................................43
               5.1.9  Retention of Customers..................................45
               5.1.10 Opinion of Counsel to Seller............................45
               5.1.11 Availability of Rolling Stock...........................45
               5.1.12 Phase I.................................................45
               5.1.13 Employment and Non-Competition Agreements...............45
               5.1.14 Title to and Condition of Real Property.................46
        5.2    Conditions Precedent to the Obligations of Seller..............47
               5.2.1  Representations and Warranties True as of the
                        Closing Date..........................................47
               5.2.2  Compliance with this Agreement..........................48
               5.2.3  No Threatened or Pending Litigation.....................48
               5.2.4  Escrow Agreement........................................48
               5.2.5  Approval of Counsel; Corporate Matters..................48
               5.2.6  Opinion of Counsel to Purchaser.........................48
               5.2.7  Real Estate Purchase Agreement..........................48

6.  Indemnification...........................................................49
        6.1    General Indemnification Obligation of Seller...................49
        6.2    General Indemnification Obligation of Purchaser and Celadon....50
        6.3    Defense of Claims..............................................51
        6.4    Set-Off........................................................51
        6.5    Compliance with Bulk Sales Laws................................52
        6.6    Other Rights and Remedies Not Affected.........................52

7.  Post-Closing Matters......................................................52
        7.1    Employee Benefits..............................................52
        7.2    Merger of 401(k) Plan..........................................53
        7.3    Employees......................................................53
        7.4    Payments Received..............................................53
        7.5    Use of Name....................................................54
        7.6    UCC Matters....................................................54
        7.7    Further Assurances.............................................54
        7.8    Stock Options..................................................55

8.  Miscellaneous.............................................................55
        8.1    Termination....................................................55
               8.1.1  Causes..................................................55
               8.1.2  Effect of Termination...................................56
        8.2    Brokers' and Finders' Fees.....................................56
               8.2.1  For Seller..............................................56
               8.2.2  For Purchaser...........................................56

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        8.3    Sales, Transfer and Documentary Taxes..........................57
        8.4    Expenses.......................................................57
        8.5    Contents of Agreement; Parties in Interest; Etc................57
        8.6    Assignment and Binding Effect..................................57
        8.7    Waiver.........................................................58
        8.8    Notices........................................................58
        8.9    Governing Law..................................................61
        8.10   No Benefit to Others...........................................61
        8.11   Headings, Gender and "Person"..................................61
        8.12   Schedules and Exhibits.........................................62
        8.13   Severability...................................................62
        8.14   Jurisdiction...................................................62
        8.15   Counterparts...................................................62
        8.16   Continuation of Business.......................................63


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                            ASSET PURCHASE AGREEMENT

                                      among

                              ZIPP - EXPRESS, INC.

                                its shareholders,

                                Jerry L. Closser,
                               Daniel J. Frieden,
                               Ernest F. Krebs and
                              Richard E. Williamson

                               Zipp Logistics, LLC

                                   its members

                                Jerry L. Closser,
                               Daniel J. Frieden,
                               Ernest F. Krebs and
                              Richard E. Williamson

                                       and

                               CELADON GROUP, INC.

                         and its wholly owned subsidiary

                               ZIPP EXPRESS, INC.

      This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 10, 1999, is made and entered into by and among Zipp - Express, Inc., an Indiana corporation ("Express"); Zipp Logistics, LLC, an Indiana limited liability company ("Logistics") (both of which are collectively referred to herein as "Zipp"), along with Jerry L. Closser, Daniel J. Frieden, Ernest F. Krebs and Richard E. Williamson, the sole members and shareholders of Express and Logistics (collectively referred to herein as the "Shareholders") (Zipp and the Shareholders are referred to herein collectively, and when the context so requires, individually as

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"Seller");  and Celadon Group, Inc., a Delaware corporation ("Celadon") and Zipp
Express, Inc., an Indiana corporation formerly known as Zipp Acquisition Corp. ("Purchaser").

                                   RECITALS:

      WHEREAS, Zipp is engaged in business as a motor carrier and logistics provider (the "Business") and desires to sell to Purchaser certain of Zipp's assets; and

      WHEREAS, Purchaser is an affiliate of Celadon; and

      WHEREAS, Purchaser, desires to purchase certain assets of Seller's Business; and

      WHEREAS, the Shareholders are the sole owners, of record and beneficially, of all of the issued and outstanding capital stock and membership interests of Zipp and will benefit from a sale of the Assets to Purchaser.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter expressed, and subject to the satisfaction or waiver of the conditions hereof, the parties agree as follows:

                             1.  Purchase and Sale

      1.1 Agreement to Sell. At the Closing (as defined herein) and except as otherwise specifically provided in Section 1.3.2 hereof, and in reliance on the representations, warranties and covenants of Purchaser contained herein, Seller shall sell, convey, assign, transfer and deliver to Purchaser or its nominee, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the Assets (as defined below), free and clear of all mortgages, liens, pledges, security interests, charges, claims, liabilities, restrictions and encumbrances of any nature whatsoever, except for liens or mortgages expressly agreed to and assumed by Purchaser.

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      1.2    Agreement to Purchase. Upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, Purchaser shall, at Closing, purchase the Assets from Seller in exchange for the Purchase Price (defined in Section 1.4.1 hereof).

      1.3 Description of Assets; Excluded Assets. The following described assets (the "Assets") shall be transferred to Purchaser hereunder:

      1.3.1  Assets to Be Acquired.

             (a) all machinery, equipment, tools, vehicles, rolling stock, goods and other tangible personal property owned by Zipp, including, but not limited to, those items which are listed on Express' and Logistics' April 3, 1999 Balance Sheets attached hereto as Exhibit A (collectively referred to as the "April 3 Balance Sheet") (subject to any adjustments as provided in Paragraph 1.4.5 below) under the captions "Machinery and Equipment" and "Crossdock Equipment" ("Rolling Stock") , as well as such other items of equipment as are included under the captions "Shop and Garage Equipment" and "Miscellaneous Equipment," including without limitation the tangible personal property set forth on Schedule 1.3.1(a) (in addition to furniture, fixtures and equipment described below)attached hereto (which items, when the context requires, shall include Rolling Stock and shall be collectively referred to as the "Equipment");


             (b) all parts, fuel, tires, oil and other like items comprising the inventories of Zipp, as well as all office supplies, including, but not limited to, replacements therefor, as such are used in the regular course of Zipp's business, with inventories to be maintained at levels consistent with past operations (the "Inventory");

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             (c) all leasehold improvements and other improvements to real property interests, all fixtures thereon, and all rights, privileges and easements appurtenant thereto that are associated with or used in the operation of the Business (the "Real Property Improvements");

             (d) Certain real estate owned by Zipp as described on the April 3 Balance Sheet under the captions "Land and "Buildings, with the exception of that real estate described in Section 1.3.2 (the "Real Estate");

             (e) all Zipp's rights under any trademark, servicemark, trade name or copyright, whether registered or unregistered, and any applications therefor, including the names "Zipp", "Zipp Express" and "Zipp Logistics," and any other trade names or trademarks, all telephone numbers, telecopier numbers and post office boxes, as well as all other intangible assets;

             (f) except as otherwise provided herein, the option to take assignment of all Zipp's rights under any written or oral contract, agreement, warranty, maintenance agreement, lease, conditional or installment sales agreements, plan, instrument, advertising, listing, registration, license, operating authority, certificate of occupancy, permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization, including Zipp's rights under its Lease Agreements with approximately one hundred thirty
      (130) owner-operators;

             (g) all furniture and office equipment, including without limitation computer equipment, of Zipp, except as otherwise provided herein, including, but not limited to, those items listed on Schedule 1.3.1(g) hereto;

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             (h) all methods, formulations, databases, trade secrets, know-how and other intellectual property used in the Zipp's Business;

             (i) all rights under express or implied warranties relating to the Assets;

             (j) all business records of Zipp necessary for the uninterrupted continuation of the business being purchased by Purchaser, including without limitation the driver, customer and supplier lists, updated, as appropriate, at the Closing;

             (k) to the extent legally transferable, all governmental or quasi-governmental licenses, permits, consents and permits, including without limitation all plates, permits and operating authorities relating to Rolling Stock ;

             (l) all prepaid expenses of Zipp;

             (m) all claims, counterclaims and set-offs against third parties relating to or arising out of the Assets and the Assumed Contracts;

             (n) all insurance proceeds as referred to on Zipp's June 30 Balance Sheet and supporting schedules; and

             (o) cash or cash equivalents as referred to on Zipp's June 30 Balance Sheet and supporting schedules (including marketable securities and short term investments, but specifically excluding Hilliard Lyons account #89850932);

             (p) all accounts receivable for services or goods provided by Zipp prior to the Closing Date and accounts receivable from Zipp's employees, refunds from prepaid insurance and note receivables as referred on Zipp's June 30 Balance Sheet and supporting schedules ("Aggregate Accounts Receivable");

             (q) Zipp's deposits and certificates of deposit;

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     1.3.2   Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the "Excluded Assets"):

             (a) the rights which accrue or will accrue to Seller under this Agreement;

             (b) the corporate minute books and stock books having to do solely with the organization of Express and Logistics;

             (c) all rights, funds, and obligations in connection with Zipp's Benefit Plans except as otherwise provided herein related to the treatment of Zipp's 401(k) Retirement Plan or as described on Schedule 1.4.4 hereto;

             (d) Hilliard Lyons account #89850932 owned by Zipp (approximately $1 million);

             (e) all policies insuring the lives of the Shareholders (aggregate cash surrender value of approximately $122,000).

             (f) the real estate comprising Zipp's primary office and terminal, commonly known as 3340 Shelby Street, Indianapolis, Indiana.

      1.4    Purchase Price, Payment, and Liabilities.

      1.4.1 Purchase Price. Subject to any adjustments under Sections 1.4.3, 1.4.4, and 1.4.5 hereof, the aggregate consideration to be paid for the Assets shall be Twenty-Five Million Seven Hundred Seven Thousand Four Hundred Fifty-Five Dollars ($25,707,455.00) (such number, as adjusted pursuant to the terms hereof, referred to as the "Purchase Price")

      1.4.2 Payments. Assuming the conditions to Closing are satisfied or duly waived, on the Closing Date, Purchaser shall deliver the Purchase Price as follows: (a) Fifteen Million Two Hundred Twenty-Five Thousand Dollars ($15,225,000.00) in immediately available funds;

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(b) assumption of Zipp funded-debt liabilities as specifically described on
Schedule 1.4.4 described below in the amount of Nine Million Nine Hundred Eighty-Two Thousand Four Hundred Fifty-Five ($9,982,455.00); and (c) a promissory note in the original principal amount of Five Hundred Thousand Dollars ($500,000.00) in the form attached as Exhibit B to this Agreement (the "Promissory Note"); provided, however, that the cash portion of the Purchase Price shall be adjusted as provided in Section 1.4.5. The Promissory Note shall provide that the principal thereof shall be subject to set-off for any Adjustments to the Purchase Price, as well as any set-offs made pursuant to
Section 6.4 below. After the expiration of the note term and the application of any Adjustments, the balance of the principal, if any, shall be released to Seller or Purchaser, as appropriate.

      1.4.3 Purchase Price Adjustments. The Purchase Price shall be adjusted as set forth below:

             (a) Interest Adjustment. The Purchase Price shall be increased by an amount equal to interest accruing at the rate of six and 1/2 Percent (6.50%) per annum on the sum of Fifteen Million Four Hundred Twenty-Five Thousand Dollars ($15,425,000.00) commencing July 1, 1999, through the date of the Purchase Price is funded.

             (b) Stockholders Equity. The Purchase Price shall be adjusted downward by an amount not to exceed Two Hundred Thousand Dollars ($200,000.00) on a dollar-for-dollar basis for any reduction in Zipp's shareholder's and member's consolidated equity as of June 30, 1999, below a minimum of $7.4 million after reduction for Excluded Assets; provided, however, that in the event such consolidated equity shall be reduced to an amount less than $7.2 million as of June 30, 1999, Purchaser shall have

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      the option, in its sole discretion, of either (x) proceeding to closing upon adjusting the Purchase Price downward by Two Hundred Thousand Dollars ($200,000.00) as described above, or (y) terminating this transaction .

      1.4.4  No Assumption of Liabilities. Except as expressly provided on
Schedule 1.4.4 and Schedule 3.1.16 (and in accordance with the terms of all Liabilities described therein), Purchaser shall not assume or be responsible for any other Liability (as hereinafter defined) of Seller, whether accrued before or after the Closing Date. For purposes of this Agreement, the term "Liability" or "Liabilities" shall include, without limitation, any direct or indirect indebtedness, guarantee, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, matured or unmatured, absolute or contingent, whether arising under contract, tort or by statute. Without limiting the breadth and generality of the foregoing, except as specifically described on Schedule 1.4.4 and
Schedule 3.1.16, Purchaser shall not assume or incur any Liability in respect to any of the following:

             (a) Liabilities to any of Seller's creditors for deficiencies following the sale, return or other disposition of any Assets, including, but not limited to, the Rolling Stock, which are subject to their respective security interests or leases;

             (b) Any product liability, cargo liability, vehicle accident, premises liability, or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which

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      is imposed or asserted to be imposed by operation of law, and any claim seeking recovery for consequential damage, lost revenue or income;

             (c) Any liability arising from or incurred in connection with any violation or noncompliance with any or all laws, regulations or orders relating to Hazardous Substances, as hereinafter defined. As used in this Section, the term "Hazardous Substances" means any hazardous or toxic substances, pollutants, contaminants, materials or wastes, including but not limited to those substances, pollutants, contaminants, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or such substances, materials and wastes which are regulated under any federal environmental law or any applicable local or state environmental law, including, but not limited to, the Comprehensive Environmental RESPONSE:, Compensation and Liability Act of 1980 ("CERCLA"), as supplemented and amended, or the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. ss. 6901, et seq.; toxic substances as defined under the Toxic Substance Control Act, 15 U.S.C. ss. 2601, et seq.; or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated bipenyls, formaldehyde, radioactive substances, flammables and explosives.

             (d) Any foreign, federal, state or local Tax (as hereinafter defined): (i) payable with respect to the business, assets, properties or operations of Seller or any member of any affiliated group of which either is a member, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or any member of any

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      affiliated group of which either is a member of this Agreement and the transactions contemplated hereby;

             (e) Any Liability arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by Purchaser after the Closing, or under any benefit arrangement with respect thereto to specifically include, but not limited to, any Liability to Zipp's Mexican agents arising by way of performance under any applicable Agency Agreements or the termination thereof; and

             (f) Any Liability of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby including fees and expenses of counsel, accountants, trustees and other experts.

           1.4.5 Procedures for Adjustments to Purchase Price. The parties agree that they shall make a preliminary assessment of the Adjustments pursuant to Sections 1.4.3 as of a date which is five business days prior to the Closing Date based on the most current information then available (the "Preliminary Adjustments"). The Purchase Price shall be reduced by the aggregate amount of the Preliminary Adjustments, if any. Within 30 days after Closing Date, Seller shall present Zipp's closing Balance Sheet to Purchaser for Purchaser's review. Within 90 days after the Closing, Purchaser shall present to Seller a statement showing the proposed final amount of the Adjustments, which statement Seller shall have 30 days to review. If Seller should desire to dispute any of the proposed Final Adjustments (as hereinafter defined), it shall notify Purchaser of any disputed items, containing reasonable detail of the nature of the dispute within said 30-day

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period. The parties shall attempt in good faith to reconcile such dispute in the
45 days after the expiration of said 30-day period. If the parties are unable to agree upon the resolution of such dispute in said period, the matter shall be submitted to arbitration in accordance with the rules and procedures of the American Arbitration Association, and any disputed amounts of the proposed Final Adjustments shall thereafter be determined by the arbitrator in such arbitration (the "Arbitrator"). The engagement of and the determination by the Arbitrator shall be completed within 60 days after such assignment is given to the Arbitrator and shall be binding on and shall be nonappealable by Seller and Purchaser. The fees and expenses payable to the Arbitrator in connection with such determination will be borne 50% by Seller and 50% by Purchaser, unless (i) the determination of the Arbitrator with respect to the disputed amounts results in a payment by Seller in an amount which exceeds by more than $10,000 the amount Seller shall have claimed it owes hereunder; in which case the fees and expenses payable to the Arbitrator shall be paid by Seller, or (ii) the determination of the Arbitrator with respect to the disputed amounts results in a payment by Purchaser in an amount which exceeds by more than $10,000 the amount Purchaser shall have claimed it owed hereunder, in which case the fees and expenses payable to the Arbitrator shall be paid by Purchaser. The final adjustments as agreed upon by the parties or as determined by arbitration are herein referred to as the "Final Adjustments."

      1.4.6 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with the allocation set forth on Schedule 1.4.6 hereto. The parties agree to report the results of this transaction for federal, state and local tax purposes in accordance with the allocation set forth therein.

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      1.5    Employment and Non-Compete Agreement. At the Closing, the
Shareholders shall execute and deliver employment and non-competition agreements in the form attached hereto as Exhibit C- 1, C-2, C-3 and C-4, respectively (the "Employment and Non-Competition Agreements").

                                  2.  Closing

      The closing (the "Closing") of the sale and purchase of the Assets shall take place at the offices of Scopelitis, Garvin, Light & Hanson within five (5) days after such time as the conditions set forth in Section 5 have been satisfied or waived by the party whose obligations are subject to such condition but in no event later than August 31, 1999, or such other date as may be mutually agreed upon in writing by Purchaser and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date." The parties agree that the Closing shall be effective as of July 1, 1999, irrespective of the date upon which the Closing shall actually occur.

                      3.  Representations And Warranties

      3.1 Representations and Warranties of the Seller. Zipp and the Shareholders, jointly and severally, represent and warrant to Purchaser as follows:

      3.1.1  Existence and Organization.

             (a) Express is a corporation duly organized, validly existing and in good standing under the laws of the state of Indiana and Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified as evidenced by certificates of good standing issued by each such jurisdiction. There are no agreements affecting Express' corporate governance other than the Articles of Incorporation and Bylaws.

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             (b) Logistics is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Indiana and is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the conduct of the Business by it requires it to be so qualified as evidenced by certificates of good standing issued by each such jurisdiction. There are no agreements affecting Logistics' governance other than the Articles of organization and Operating Agreement.

      3.1.2 Corporate Power; Authorization; Enforceable Obligations. Zipp has the corporate power, authority and legal right to execute, deliver and perform this Agreement. This Agreement and the underlying transactions contemplated hereby, the execution, delivery and performance of this Agreement by Zipp have been duly authorized by all necessary corporate, company, member, and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Zipp by duly authorized officers and Members of Zipp; and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The Shareholders have valid power, authority and legal right to execute, deliver and perform these Seller's documents, which when executed and delivered, will constitute the legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with their respective terms.

      3.1.3 Safety Rating. Zipp has now, and since September of 1995, has maintained, a "Satisfactory" safety rating as promulgated by the DOT and is not aware of any issues, deficiencies or violations which would change such rating. Seller is not aware of any notice of any intended, pending or proposed audit of its operations by the DOT or any other governmental entity having jurisdiction over the operations of Zipp.

      3.1.4 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents of Zipp or any securities issued by Zipp, or
(d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization (defined in Section 3.1.14), or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. Except as provided on Schedule 3.1.4 hereto, no Authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller.

      3.1.5  Capitalization, Ownership of Shares and Third Party Options.

             (a) The Shareholders are the lawful record and beneficial owner of 1000 shares of the $0 par value common stock of Express (the "Zipp Common Stock"), which shares constitute all of the issued and outstanding capital stock of Zipp. All of such shares are owned free and clear of all liens, encumbrances and restrictions of every kind except for restrictions on transfer under federal and state securities laws.

             (b) The authorized capital of Express consists of 1000 shares of common stock, $0 par value, of which 1000 shares are issued and outstanding and constitute the Zipp Common Stock and no shares are reflected on the books and records of the Company as Treasury Shares. All such issued and outstanding shares have been validly issued and are fully paid and nonassessable.

             (c) The Shareholders are the lawful record and beneficial owner of 100% of the outstanding membership interests in Logistics (the "Zipp Membership Interests").

             (d) There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Zipp of any shares or membership interests of Express or Logistics.

             (e) Neither Express nor Logistics has any subsidiaries or is a general partner in any partnership. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or right included in the Assets or any interest therein. Seller is not subject to any restrictive covenants or covenants not to compete that would interfere with the operation of the Business on a national scale.

      3.1.6 Financial Statements. Seller has delivered to Purchaser true and complete copies of (a) the balance sheets of Express and Logistics at December 31, 1996, 1997, and 1998 and the related statements of income, cash flow and changes in shareholders equity for the fiscal years then ended, certified by Seller's Auditors (the "Audited Statements" and; (b) the unaudited balance sheet of Express and Logistics as of April 3, 1999 and related statements of income and cash flow for the periods then ended (the "Interim Statements") and, together with the Audited Statements, the "Financial Statements"), all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Financial Statements, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Zipp at the dates indicated and such statements of income, cash flow and changes in shareholders equity fairly present the results of operations, cash flow and changes in shareholders equity of Zipp for the periods indicated. The Interim Statements contain all adjustments necessary to present fairly the financial position for the periods then ended. Purchaser and Seller may utilize the Financial Statements in any manner reasonably necessary to comply with reporting requirements for publicly traded companies.

      3.1.7 Accounts Receivable. With the exception of loads which have been dispatched but not yet delivered, the accounts receivable of the Zipp shown in the Financial Statements (the "Accounts Receivable") do not include any amounts attributable to services yet to be performed. All of the Accounts Receivable are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of the Zipp which resulted from the regular course of the Zipp's business, and are collectible in accordance with their terms, subject to no valid defense, counterclaim, offset or reduction of any nature except for a reserve for uncollectible accounts consistent with the reserve established by Seller in its balance sheet contained in the Interim Statements delivered to Purchaser in accordance with Section 3.1.6. The reserve for collection losses on the Interim Statements has been determined in accordance with generally accepted accounting principles consistent with past practice.

      3.1.8 Inventory. All inventory of Zipp used in the conduct of the Business, reflected on the Financial Statements or acquired since the date thereof, was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable in the ordinary course of the Business; is valued at reasonable amounts based on the ordinary course of business of Zipp; and is not subject to any write-down or write-off.

      3.1.9 Tax and Other Returns and Reports. To the best of Sellers' knowledge, all federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Zipp (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, fuel and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid and no Taxes are currently delinquent. The accruals for Taxes contained in the Financial Statements are adequate to cover the tax liabilities of Zipp with respect to the Business as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations or audits of or tax claims asserted against Zipp or any of its assets or properties. Seller has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Seller. Seller has no knowledge of any basis for any additional assessment of any Taxes. Zipp has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Zipp.

      3.1.10 Books of Account. The books, records and accounts of Zipp maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the Assets and Liabilities of Zipp. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Zipp in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

      3.1.11 Existing Condition. Except as provided on Schedule 3.1.11, since June 30, 1999, Zipp has not:

             (a) incurred any Liabilities, other than Liabilities incurred in the ordinary course of business, consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

             (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets if the Closing had been held on June 30, 1999, except for the sale, use or consumption of assets in the ordinary course of business consistent with past practice;

             (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for any Liens specifically permitted under this Agreement ("Permitted Liens");

             (d) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than 50,000.00, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

             (e) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

             (f) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

             (g) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $800,000.00 except such as may be involved in ordinary repair, maintenance or replacement of its assets;

             (h) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

             (i) changed any of the accounting principles followed by it or the methods of applying such principles; or

             (j) entered into any transaction other than in the ordinary course of business consistent with past practice.

      3.1.12 Title to Properties. Zippchas good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the Assets if the Closing took place on the date hereof, which it purports to own, including without limitation all Assets to be acquired under this Agreement and as reflected in the April 3 Balance Sheet (except for inventory sold, used or consumed since the date thereof in the ordinary course of Zipp's operations consistent with past practice and except for equipment and Rolling Stock which has been sold or replaced in the normal course of Zipp's operations). Except as described in Schedule 3.1.12 the Assets are free from all liens, claims, restrictions, equitable interests, pledges, options, security interests, rights of way, rights of first refusal and encumbrances, including liens, if any, for ad valorem personal property taxes and federal taxes.

      3.1.13 Condition of Tangible Assets; Availability of Assets. All equipment, machinery, vehicles and other material items of tangible property and assets which would be included in the Assets if the Closing took place on the date hereof (except for assets which have been consumed, sold or replaced in the normal course of Zipp's operations) are in Zipp's possession and control, are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of Zipp's and Purchaser's business and conform to all applicable laws, ordinances, codes, rules, regulations, authorizations, warranties and maintenance schedules relating to their construction, manufacture, modification, use and operation. The Rolling Stock shall be in an average condition for Rolling Stock of its age and type and has been maintained and serviced in a manner consistent with manufacturers' requirements and DOT standards. No person other than Zipp owns any equipment or other assets or properties, tangible or intangible, used in or necessary to the operation of the Business, except for leased property. The Assets constitute all the assets, tangible or intangible, necessary for the operation of the Business.

      3.1.14 Compliance with Law; Authorizations. Zipp has complied with each, and is not in violation of any law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which Zipp's business, operations, assets or properties is subject

("Regulations"). Zipp owns, holds, possesses or lawfully uses in the operation of its business all operating authorities, franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by Zipp in the conduct of the business of Seller, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Schedule 3.1.14 lists all such Authorizations. Zipp is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby. No shareholder, director, officer, employee or former employee of Zipp or any affiliates of Zipp, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Zipp owns, possesses or uses in the operation of the business of Zipp as now or previously conducted.

      3.1.15 Insurance. The Assets and operations of Zipp are insured under various policies of general liability and other forms of insurance, all as described in Schedule 3.1.15 which discloses for each policy the risks insured against, coverage limits, deductible amounts, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the business and assets of Zipp and all premiums to date have been paid in full.

      3.1.16 Contracts and Commitments.

             (a) Purchaser shall not assume any of Seller's obligations except contracts and agreements which are listed in Schedule 3.1.16 and Schedule
      3.1.23 attached hereto (the "Assumed Contracts") or as otherwise described on Schedule 1.4.4; hereto, under any written or oral agreements, contracts, commitments, instruments, options or undertakings.

             (b) As of the Closing Date, each of the Assumed Contracts is valid and enforceable in accordance with its terms. As of the Closing Date, Seller will be and to Seller's knowledge all other parties thereto will be, in compliance with the provisions thereof; Seller will not be, and to Seller's knowledge, no other party thereto will be, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein. Except as set forth on Schedule 3.1.16, no such Agreement requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

            (c) Each Assumed Contract as delivered is the full, correct and complete copy thereof. 3.1.17Additional Information. Schedule 3.1.17 attached hereto contains accurate lists and summary descriptions of the names and titles of and current weekly base salary or hourly rates for all employees of Zipp engaged in the conduct of the Business. Within ten (10) days after Closing, Zipp shall provide to Purchaser a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled.

      3.1.18 Labor Matters. Zipp is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Zipp, no collective bargaining agent has been certified as a representative of any of the employees of Zipp, and no representation campaign or election is now in progress with respect to any of the employees of Zipp. If Purchaser determines that it is required to send a notice under 29 U.S.C. ss.ss. 2101-2109 (the "WARN Act") or state law notice to any of Zipp's employees prior to Closing, Seller will provide to Purchaser any information necessary or helpful in the sending of such notice, will cooperate with Purchaser in providing such notice, and will coordinate responses to inquiries and requests by such employees. Zipp is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of Seller, threatened with respect to Zipp's employees. Except as set forth on Schedule 3.1.18, since the date of the Interim Statements, Seller has not made or agreed to any change in the terms or method of calculation of compensation to any existing or former employee of Zipp.

      3.1.19 Employee Benefit Plan and Arrangements. Except as set forth in
Schedule 1.4.4, Purchaser shall have no liability for any employee benefit plans of Seller, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by the Seller. For the purposes hereof, the term "employee benefit plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all employee pension benefit plans within the meaning of section 3(2) of ERISA. Schedule
3.1.19 attached hereto contains a description of all employee benefit plans maintained by Seller. Except as set forth on Schedule 3.1.19, Seller has not incurred or reasonably expects to incur prior to the Closing, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that is likely to become, after the Closing, an obligation of Purchaser. Except as disclosed on Schedule 3.1.19, no condition exists that is likely to constitute grounds for termination by the PBGC of any employee benefit plan subject to Title IV of ERISA that is maintained by Zipp. Except as set forth on Schedule 3.1.19, no "reportable event," within the meaning of Section 4043(c)(5), (6) or (10) of ERISA, has occurred in connection with any employee benefit plan subject to Title IV of ERISA. None of Seller's employee benefit plans is a "multi-employer plan" as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

      3.1.20 Intellectual Property Matters. Schedule 3.1.20 contains a listing of any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how utilized by Seller in the conduct of the Business (the "Intellectual Property"), all of which are owned by Zipp free and clear of any liens, claims, charges or encumbrances except for Permitted Liens.

Zipp does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. Zipp is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, trade name, service mark, copyright or trade secret. No present or former employee of Zipp and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefor, or in any trade secret, which Zipp owns, possesses or uses in its operations as now or heretofore conducted.

      3.1.21 Software.

             (a) Performance. The computer software of Zipp included in the Intellectual Property (the "Software") represents all of the software required to conduct the Business . Schedule 3.1.21 contains a complete list of all Software, including the trade name of such Software, its function(s) and any maintenance or license agreement concerning or related to such Software. The Software performs in accordance with the documentation and other written material used in connection with the Software and is free of defects in programming and operation, is in machine-readable form, contains all current revisions of such software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software. Seller is in possession of and will deliver at Closing complete and correct copies of all user and technical documentation related to the Software.

             (b) Delivery of All Copies. All copies of the Software embodied in physical form are being delivered to the Purchaser at or prior to the Closing.

             (c) For the purposes hereof, the term "Year 2000 Compliant" shall mean that all hardware, software and firmware can (i) store all date-related information and process all data interfaces involving dates in a manner that unambiguously identifies the century, for all date values before, during and after the Year 2000; (ii) calculate, sort, report and otherwise operate correct and in a consistent manner for all date information processed by the software, whether before, during or after the Year 2000; (iii) calculate, sort, report and otherwise operate correctly, in a consistent manner and without interruption regardless of whether the date of operation is before, during or after the Year 2000; (iv) report and display all dates with a four-digit date so that the century is unambiguously identified; and (v) handle all leap years, including but not limited to the Year 2000 leap year, correctly (collectively such matters are referred to as "Year 2000 Compliant"). All software, hardware, and firmware utilized by Zipp are currently Year 2000 Compliant.

      3.1.22 Environmental Matters.

             (a) Zipp has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Business (including all of its owned and leased real estate which is hereafter referred to as, the "Real Property") or any other assets owned or leased by Zipp under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, storage, discharges, existence, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

             (b) Zipp is in full compliance in the conduct of the Business (including the Real Property and all assets owned or leased by Zipp) with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

             (c) Seller is not aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, existence, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance of waste.

             (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Seller in connection with the conduct of the Business (including the Real Property and all assets owned or leased by Zipp) relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which requires any investigation or RESPONSE: activities.

      3.1.23 Real Property.

             (a) Real Property. Schedule 3.1.23 contains a listing of all real estate owned or leased by Zipp, along with copies of all Real Estate Leases to which Zipp is subject, as applicable (the "Real Property"). The Real Property is the only real estate utilized by Seller in connection with the conduct of its business as presently conducted. The Real Property is leased pursuant to valid and binding leases or is owned by Zipp, free and clear of all liens, claims, restrictions, equitable interests, pledges, options, security interests, rights of way, mortgages, rights of first refusal and encumbrances, including liens, if any, for ad valorem personal property taxes and federal taxes, other than those encumbrances listed on Schedule 3.1.23.

             (b) Pollution and Hazardous Substances. Outside the normal course of Zipp's operations, and to the best of Seller's knowledge, Zipp has not used, discharged, released, disposed of or allowed to exist on, under or about any of its assets, including the Real Property, any radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls or chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any substances defined as or included within the definition of "hazardous substances," "hazardous wastes", "hazardous materials", or "toxic substances" under any and all Regulations, except for goods and materials transported as cargo in the ordinary course of the Business and in compliance with all Regulations. To the best of Seller's knowledge, Zipp has kept and maintained its assets, including the Real Property, and the waters or any waste on, under or discharged from its assets, including the Real Property, in compliance with, and has not caused or permitted its assets, including the Real Property, to be in material violation of any regulations now or previously in effect related to environmental conditions, air, water and land pollution or the storage or disposition of hazardous or toxic materials on, under or about its assets, including the Real Property.

             (c) Utility Services. The water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by Zipp in conducting the Business. To the best of Seller's knowledge, there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities.

             (d) Access. Zipp has obtained all Authorizations and rights-of-way, including proof-of-dedication, which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property. There are no restrictions on entrance to or exit from the Real Property to adjacent public streets and to the best of Seller's knowledge no conditions which will result in the termination of the present access from the Real Property to existing highways and roads.

             (e) Assessments or Hazards. Seller has received no notices, oral or written, (i) from any governmental body that the assessed value of the Real Property has been determined to be greater than that upon which county, township or school tax was paid for the current tax year applicable to each such tax, or (ii) from any insurance carrier of Zipp of fire hazards with respect to the Real Property.

             (f) Eminent Domain. Seller has received no notices, oral or written, and has no reason to believe that any governmental body having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

             (g) No Violations. The Real Property and its present uses comply with all Regulations of all governmental bodies having jurisdiction over the Real Property. Seller has received no notices, oral or written, from any governmental body, and has no reason to believe that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Real Property.

             (h) Improvements. To the best of Seller's knowledge, the improvements located on the Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear. To the best of Seller's knowledge, no condition exists requiring material repairs, alterations or corrections.

      3.1.24 Availability of Documents. Seller has made available to Purchaser or will make available to Purchaser prior to Closing copies of all documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor reasonably requested by Purchaser in its due diligence.

      3.1.25 Restrictions. Except for this Agreement, Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as Seller can now reasonably foresee, may in the future materially adversely affect or materially restrict, the business, operations, assets, properties, prospects or condition (financial or otherwise) of Zipp after consummation of the transactions contemplated hereby.

      3.1.26 Conditions Affecting Seller. There is no fact, development or threatened development with respect to the markets, products, services, clients, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, Assets or prospects of the Business which is known to Seller which would materially adversely affect the business, operations or prospects of Zipp considered as a whole, other than such conditions as may affect as a whole the economy generally. Seller does not have any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

      3.1.27 Completeness of Disclosure. No representation or warranty by Seller in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein, or necessary to make any statement herein or therein not misleading.

      3.1.28 Operating Authority. Zipp has proper interstate authority to operate its business as its business is presently being conducted and operated, as described on Schedule 3.1.28 attached hereto. There are no actions pending or threatened with any regulatory body concerning Seller's operating authorities nor does Seller have knowledge of any basis for such action.

      3.1.29 Transfer of Permits. Seller agrees to cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, plates, approvals or other authorizations, or to satisfy any regulatory requirements involving the transfer of the Assets into Purchaser's name.

      3.1.30 Customers. Schedule 3.1.30 contains the names of each shipper or customer of Zipp that purchased services from Zipp (the "Seller Services") with an aggregate value of $100,000 or more during the one year period ending June 30, 1999. As of the date hereof to the actual knowledge of Seller, Seller has not received any notice from any such customer that it has (i) ceased or is planning to cease using the Seller Services or (ii) within the past 90 days, substantially reduced, or will substantially reduce, the amount of the Seller Services to be purchased in the future.

      3.1.31 Drivers. Seller warrants that it presently has not less than 160 drivers employed, and is a party to Driver Lease Agreements providing for the services of approximately 130 owner-operator drivers. All drivers meet DOT qualifications and Seller's qualifications as set forth on Exhibit D to this Agreement. Sellers warrant that they will utilize best efforts to retain Zipp's owner-operators for Purchaser in accordance with the current terms of the Driver Lease Agreements for twelve (12) months from the date of Closing.

      3.2 Representations and Warranties of Purchaser. Purchaser and Celadon represent and warrant to Seller as follows:

      3.2.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Celadon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      3.2.2 Corporate Power and Authorization. Purchaser and Celadon have the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by duly authorized officers of Purchaser and Celadon and constitutes the legal, valid and binding obligation of Purchaser and Celadon enforceable against such companies in accordance with its terms.

      3.2.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by Purchaser and Celadon does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance or governmental rule or regulation to which Purchaser or Celadon is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser or Celadon, (c) the charter of Purchaser or Celadon or any securities issued by either company, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization or other instrument, document or understanding, oral or written, to which Purchaser or Celadon is a party or by which Purchaser or Celadon may have rights or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Purchaser or Celadon thereunder. Except as provided herein, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Purchaser or Celadon. Purchaser and Celadon represent to Seller that each company has obtained the approval of its board of directors subject to the fulfillment of the terms and conditions of this Agreement.

      3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing. Notwithstanding any investigation, due diligence or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

                        4.  Agreements Pending Closing

      4.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Purchaser:

      4.1.1 Conduct of Business. Seller shall conduct the Business in the ordinary course consistent with past practice. Seller shall not engage in any activity or other business competitive with or detrimental to the Business. Seller shall use its best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true, as though such representations and warranties were made on and as of such date. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party, other than in the ordinary course of business. Seller covenants to work diligently with the management of Purchaser to develop a transition plan which would include maximization of the retention of drivers, customers and vendors, and which would contemplate transitioning existing business, equipment and drivers to Purchaser.

      4.1.2 Maintenance of Physical Assets. Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice.

      4.1.3 Employees and Business Relations. Seller shall use its best efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business.

      4.1.4 Maintenance of Insurance. Seller shall notify Purchaser of any changes in the terms of the insurance coverages, policies and binders relating to the Business.

      4.1.5 Maintenance of Authorizations. Seller shall use its best efforts to maintain in full force and effect all Authorizations currently in effect and used in the conduct of the Business.

      4.1.6 Compliance with Laws. Seller shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business (or Seller's operations, assets or properties in respect thereof) the noncompliance with which might materially affect the Business or the Assets.

      4.1.7 Updated Schedules. Seller shall promptly disclose to Purchaser any information contained in its representations and warranties and Schedules delivered pursuant hereto which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller contained herein for the purposes of Sections 5 and 6 hereof, unless Purchaser shall have consented thereto in writing.

      4.1.8 Cooperative Efforts. Seller shall cooperate with Purchaser and execute all necessary instruments and documents to effect the Closing. Seller shall use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date. Without limiting the generality of the foregoing, Seller shall use its best efforts to preserve intact its customers, employees, Assets and goodwill.

      4.1.9 Sale of Assets. Seller shall not, directly or indirectly, sell or encumber all or any part of the Assets.

      4.1.10 Access. Seller shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Assets and the Rolling Stock, and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Assets as Purchaser shall desire to make. Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets, the Rolling Stock and the Business as Purchaser may request from time to time.

      4.1.11 Press Releases. Except as required by applicable law, neither Seller nor Purchaser shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Celadon.

      4.1.12 WARN Notice. Seller will comply with all notice requirements applicable to Seller under the WARN Act and all applicable state law counterparts, and will cooperate with Purchaser in doing so.

      4.1.13 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Purchaser and Seller will make all filings required by any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (the "Legal Requirements") to be made by the parties in order to consummate the transactions contemplated by this Agreement (including all filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law (the "HSR Act")). Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with Purchaser in obtaining all consents required to be obtained in connection with the transactions contemplated by this Agreement (including taking all actions requested by Purchaser to cause early termination of any applicable waiting period under the HSR Act).

      4.1.14 Transfer of Authorities. Pending Closing, the parties have prepared and filed, and agree to further prepare and file, applications necessary to transfer Zipp's operating authorities to Purchaser to the extent such authorities are transferable and Purchaser desires to transfer the same. The parties agree to take all action reasonably required to effect said transfers as of the Closing Date; provided, however, that no transfer shall be consummated prior to the Closing Date, and all transfer applications shall be terminated upon the termination of this Agreement.

      4.1.15 Equipment Lease. In lieu of taking title to the Rolling Stock at Closing, and in Purchaser's sole discretion, the parties may enter into an equipment lease at Closing in the form attached hereto as Exhibit "E".

      4.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Seller:

      4.2.1 Actions of Purchaser. Purchaser will not take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Purchaser shall cooperate with Seller and use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date.

      4.2.2 Press Releases. Except as required by applicable law, Purchaser shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld.

      4.2.3 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Purchaser will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated by this Agreement (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Purchaser will cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the transactions contemplated by this Agreement; provided that this Agreement will not require Purchaser to dispose of or make any change in any portion of its business or to incur any other burden to obtain any governmental authorization.

      4.3 Inspection. Except as otherwise provided herein, all inspection fees, title search fees, appraisal fees, engineering fees and other expenses of any kind incurred by or at the request of Purchaser relating to the inspection of the Assets will be Purchaser's expense. Seller shall cooperate with Purchaser in all reasonable respects in making such inspections, and in such respect has ordered Phase I Environmental Audits for all Real Property, to be performed at Purchaser's expense.

                       5. Conditions Precedent To Closing

      5.1 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are, at Purchaser's discretion, subject to the fulfillment or satisfaction, at the times indicated herein, of each of the following conditions precedent:

      5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall be true on the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

      5.1.2 Compliance with this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including without limitation the agreement by Seller pursuant to Section 4.1.13 hereto regarding approvals of governmental bodies to be obtained in connection with the transactions contemplated by this Agreement.

      5.1.3 Closing Certificate. Purchaser shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1.1 and 5.1.2 hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to the transaction contemplated herein.

      5.1.4 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and Seller shall be aware of no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

      5.1.5 Consents, Approvals and Notices. To the extent required by applicable law:

             (a) The holders of any indebtedness of Seller, the lessors or lessees of any real or personal property or assets leased by Seller, the parties (other than Purchaser) to any contract, commitment or agreement to which Seller is a party or subject, any governmental or regulatory official, body or authority or any other person which owns or has authority to grant any Authorization and any governmental, judicial or regulatory official, body or authority having jurisdiction over Seller or Purchaser to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment, agreement, other document or instrument, Authorization or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

             (b) Purchaser shall have obtained all necessary governmental and quasi-governmental permits, licenses, authorizations, plates and similar matters to allow it to operate the Business as a common carrier in a manner comparable to that of the Seller prior to Closing.

             (c) If any consent or approval shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, and Purchaser elects to close this transaction without such consent, approval or assignment, Purchaser shall have the discretion to require that Seller, to the maximum extent permitted by law, cooperate with Purchaser and act after the Closing as Purchaser's agent in order to obtain for it the benefits of such Asset.

      5.1.6 Material Adverse Changes. The business, operations, assets, properties or prospects of the Business shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence.

      5.1.7 Approval of Counsel; Corporate Matters. All instruments and documents required to carry out this Agreement or incidental hereto shall have been approved on the Closing Date by Scopelitis, Garvin, Light & Hanson, counsel for Purchaser, in the exercise of its reasonable judgment. Seller shall also have delivered to Purchaser such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

      5.1.8 Seller's Deliveries. The Seller shall have delivered to the Purchaser at or prior to the Closing the following, all of which shall be in a form reasonably satisfactory to the Purchaser and its counsel:

             (a) Such bills of sale, deeds and assignments with covenants of warranty, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser (i) good and valid title in and to the Assets free and clear of all liens and encumbrances as provided herein, (ii) good and valid leasehold interests in and to the Assets leased by Seller as lessee, and (iii) Seller's rights under all agreements, warranties, contracts, commitments, leases, plans, quotations, proposals, instruments and other documents included in the Assets.

             (b) Agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets; and simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

             (c) Evidence satisfactory to Purchaser that, as of the Closing Date, all tax liabilities pertaining to the Assets which might otherwise inure to the detriment of Purchaser (including, but not limited to, federal highway use tax, excise taxes, sales, use and transaction privilege taxes, etc.) have been paid or properly accrued through the Closing.

             (d) The Real Estate Purchase Agreement in the form attached hereto as Exhibit F the "Real Estate Purchase Agreement").

      5.1.9 Retention of Customers. Seller shall continue to operate in the normal course of business consistent with industry standards and shall continue to maintain its equipment and vehicles in a manner consistent with industry standards. There shall be no material deterioration in Seller's customer base, revenues and cost structure. The customer base shall be considered to have suffered a material deterioration if the Customer Accounts Receivables generated in the 30 days prior to Closing shall be less than $2.5 million, or if Seller shall have received notice of the loss or expected loss of customer(s) which would reduce operations to levels that would bring such receivables below $2.5 million. The failure of any customer to consent to a continuation of service by Purchaser shall be deemed notice of the loss or expected loss of such customer.

      5.1.10 Opinion of Counsel to Seller. Purchaser shall have received an opinion of counsel for Seller dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and its counsel.

      5.1.11 Availability of Rolling Stock. As of the Closing, the Rolling Stock and all other Assets shall be available for transfer of title, possession, and use to Purchaser.

      5.1.12 Phase I. Purchaser shall have received a satisfactory Phase I Environmental Audit for each parcel comprising the Real Property to be purchased or leased by Purchaser hereunder.

      5.1.13 Employment and Non-Competition Agreements. Execution and delivery of the Employment and Non-Competition Agreements.

      5.1.14 Title to and Condition of Real Property. The Real Property being purchased by Purchaser shall be sold, transferred assigned and conveyed by Zipp to Purchaser free and clear of any and all liens, leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options and other encumbrances of any kind or nature whatsoever (collectively, "Encumbrances), other than the following (collectively, the "Permitted Encumbrances"):

             (a) Zoning Laws: The provisions of all applicable zoning Laws.

             (b) Taxes: The liens of current real estate and personal property taxes not delinquent.

             (c) Other Encumbrances: Such other Encumbrances as may be satisfactory to Purchaser.

      As evidence of title to and condition of the Property, Express at its sole expense to the extent provided below shall obtain and deliver to Purchaser:

             (a) Commitment: A commitment for an owner's policy of title insurance in ALTA Owner's Form B-1970 (Rev. 10-17-70 and 10-17-84) (the "Owner's Policy"), issued by Title Insurer, having an effective date after the date hereof, and containing an ALTA Form 3.0 zoning endorsement and such other endorsements thereto as Purchaser may reasonably deem necessary or desirable, in which Title Insurer shall agree to insure good, merchantable and marketable title to the fee simple estate in the land and the Improvements, and the applicable estate(s) in the Appurtenances, subject only to the Permitted Encumbrances, in Purchaser, for the full amount of the portion of the Purchase Price allocated to the Real Property upon execution and delivery of a general warranty deed thereto from Sellers to Purchaser, together with copies of all documents which are shown as exceptions therein (the "Commitment").

             (b) Survey: Two (2) copies of a survey of the Real Property made in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in Indiana, and meeting the accuracy requirements of a Class A Survey, as defined therein, by a registered engineer or surveyor satisfactory to Purchaser, certified to Purchaser and Title Insurer as of a current date containing an exact perimeter legal description of the Land and a flood area certification, and the exact gross and net acreage of the Land (the "Survey").

             (c) Costs. Express agrees to bear up to Five Thousand Dollars ($5,000.00) of the expense associated with obtaining the Commitments and Surveys required above. All expense associated therewith over Five Thousand Dollars ($5,000.00) shall be borne by Purchaser.

      5.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

      5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser and Celadon contained in this Agreement or in any list, certificate or document delivered by Purchaser to Seller pursuant to the provisions hereof shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

      5.2.2 Compliance with this Agreement. Purchaser and Celadon shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

      5.2.3 No Threatened or Pending Litigation. On the Closing Date, no suit, action, or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

      5.2.4 Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

      5.2.5 Approval of Counsel; Corporate Matters. All instruments and documents required to carry out this Agreement or incidental hereto shall have been approved on the Closing Date by counsel for Seller in the exercise of their reasonable judgment. Purchaser shall also have delivered to Seller such other documents, instruments, certifications and further assurances as such counsel for Seller may reasonably require.

      5.2.6 Opinion of Counsel to Purchaser. Seller shall have received an opinion of counsel for Purchaser dated the Closing Date, in form and substance reasonably satisfactory to Seller.

      5.2.7 Real Estate Purchase Agreement. Purchaser shall have executed and delivered the Real Estate Purchase Agreement.

                              6.  Indemnification

      6.1 General Indemnification Obligation of Seller. From and after the Closing, Seller, shall reimburse, indemnify and hold harmless Purchaser and its successors and assigns (a "Purchaser Party") against and in respect of:

             (a) Except as relates to liabilities specifically assumed by Purchaser as described in Section 1.4.4 and Section 3.1.11 any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred or suffered by any Purchaser Party that result from, relate to or arise out of:

                 (i) any and all actions, suits, claims, or legal,
             administrative arbitration, governmental or other proceedings or investigations against any Purchaser Party that: (1) relate to Seller or the Business, in which the principal event giving rise thereto occurred prior to the Closing Date; or (2) result from or arise out of any action or inaction of Seller or any director, officer, employee, agent, representative or subcontractor of Seller; or

                 (ii) any misrepresentations, breach of warranty or
             nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

             (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1.

      6.2 General Indemnification Obligation of Purchaser and Celadon. From and after the Closing, Purchaser and Celadon shall reimburse, indemnify and hold harmless Seller and their heirs, successors and assigns (a "Seller Party") against and in respect of:

             (a) any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred or suffered by any Seller Party that result from, relate to or arise out of:

                 (i) any and all actions, suits, claims, or legal,
             administrative arbitration, governmental or other proceedings or investigations against any Seller Party that: (1) relate to Purchaser or the Business, in which the principal event giving rise thereto occurred subsequent to the Closing Date; or (2) result from or arise out of any action or inaction of Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser; or

                 (ii) any misrepresentations, breach of warranty or
             nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement, the Promissory Note; and the Employment Non-Competition Agreements or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

             (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without

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      limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.

      6.3 Defense of Claims. If either party seeks indemnity (the "Indemnitee") pursuant to this Section 6, it shall give notice to all indemnifying parties (the "Indemnitor"), briefly describing the claim and providing a good faith estimate of the amount of the claim if it is successful. Within ten days of the date notice is given, the Indemnitor shall notify Indemnitee in writing that the Indemnitor acknowledges its liability for defense and indemnity; the Indemnitor denies all liability for indemnity or defense; or the Indemnitor denies liability for indemnity but is willing to provide a defense to the Indemnitee. Defense of the claim shall be provided by counsel selected by the Indemnitee, in the exercise of reasonable discretion, unless the Indemnitor acknowledges full liability for indemnity and defense and provides to the Indemnitee reasonable evidence that the Indemnitor has the financial wherewithal to pay for both indemnity and defense. If the Indemnitor acknowledges its liability for defense and indemnity and provides reasonable evidence that the Indemnitor has the financial wherewithal to pay for both indemnity and defense, any such claim shall not be settled without the consent of the Indemnitor, which shall not be unreasonably withheld.

      6.4 Set-Off. Through the term of the Promissory Note, the Purchaser shall be entitled to be reimbursed from the outstanding principal balance for the amount of any claim (third party or otherwise) for which Seller is responsible in the event that such claim is not paid in full by Seller within ten days after the later of (a) the date the amount thereof is submitted to the Seller by Purchaser, or (b) if the claim is disputed in good faith, the date the Seller shall have exhausted all avenues of appeal.

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



      6.5 Compliance with Bulk Sales Laws. Purchaser and Seller acknowledge that Seller's principal business is not the sale of inventory from stock, and hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

      6.6 Other Rights and Remedies Not Affected. The indemnification rights of the Indemnitee under this Section 6 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

                             7. Post-Closing Matters

      7.1 Employee Benefits. Except for liabilities specifically assumed by Purchaser as described herein, the amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All employees of Seller who may be employed by Purchaser on or after the Closing Date shall be new employees of Purchaser and any prior employment by Seller of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Purchaser may make available to its employees. Seller shall take adequate steps after the Closing to terminate its 401(k) plan and apply to the IRS for a determination letter in connection therewith.

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



      7.2 Merger of 401(k) Plan. Zipp Express, Inc. agrees to effect a merger of the Zipp Express, Inc. 401(k) Retirement Plan with, and to transfer the plan assets thereof to, the Celadon Group Inc. 401(k) Employee Savings Plan as of the date of the acquisition of Zipp Express, Inc. by Celadon Group, Inc. or an affiliate thereof. The proposed merger of plans and the corresponding transfer of plan assets is intended to comply with Internal Revenue Code Section 414(l) as well as Treasury Regulations Section (1.414(l).

             Celadon Group, Inc. and the trustee of the trust established as a part of the Celadon Group, Inc. 401(k) Employee Savings Plan agree to accept said plan merger and the merger of plan assets from the Zipp Express, Inc. 401(k) Retirement Plan trustee or custodian, as the case may be. Consequently, there is no distributable event as a result of said acquisition, under the Zipp Express, Inc. 401(k) Retirement Plan. Rather, plan participants under the Zipp Express, Inc. 401(k) Retirement Plan will become plan participants under the Celadon Group, Inc. 401(k) Employee Savings Plan, as amended to take into account service performed with Zipp Express, Inc. for all plan purposes.

      7.3 Employees. As of the Closing Date, Purchaser may offer employment to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, those employees that Purchaser desires to employ after the Closing Date.

      7.4 Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse, without recourse, the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account the Assets transferred to Purchaser hereunder.

      7.5 Use of Name. From and after the Closing Date, Seller will sign such consents and take such other action as Purchaser shall reasonably request in order to permit Purchaser to use the name "Zipp Express", "Zipp Logistics", and variants thereof. From and after the Closing Date, Seller will not use directly or indirectly, the name "Zipp Express", "Zipp Logistics", or any names similar thereto or variants thereof.

      7.6 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

      7.7 Further Assurances. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

      7.8 Stock Options. After the Closing, Celadon will make available to key-employee designees of Seller Incentive Stock Options to acquire up to an aggregate total of 10,000 shares of stock in Celadon, pursuant to Celadon's 1994 Stock Option Plan.

                                8. Miscellaneous

      8.1    Termination.

      8.1.1 Causes. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time on or before the Closing Date only as follows:

             (a)   by mutual consent of Seller and Purchaser; or

             (b) by Purchaser or Seller (i) at any time if the representations and warranties of Seller or Purchaser and/or Celadon contained in Section
      3.1 or 3.2 hereof were incorrect in any material respect when made or at any time thereafter, including as of Closing, (ii) upon written notice given at any time after August 31, 1999, (or such later date as shall have been specified in a writing authorized on behalf of Seller and Purchaser) if all of the conditions precedent set forth in Section 5.1 and or Section
      5.2 hereof have not been met; or (iii) if either party breaches any covenant or agreement which it makes under this Agreement or any other document contemplated by this Agreement; or

             (c) by Purchaser as described in Paragraph 1.4.3(b).

      8.1.2 Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of this Section 8.1, this Agreement (except for Sections 8.2 and 8.4 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all damages, costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement.

      8.2    Brokers' and Finders' Fees.

      8.2.1 For Seller. Seller represents and warrants to Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person.

      8.2.2 For Purchaser. Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

      8.3 Sales, Transfer and Documentary Taxes. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase. Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

      8.4 Expenses. Except as otherwise provided in this Agreement and hereunder, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

      8.5 Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      8.6 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties, except that prior to Closing, Purchaser (but not Celadon) may assign and delegate any or all of its rights and obligations hereunder to one or more of its subsidiaries, or other entity affiliated by common ownership with Purchaser or one of its subsidiaries. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser. Prior to execution by all parties, this Agreement shall not be binding upon or enforceable by or against any party, by estoppel or otherwise. In consideration of Seller's agreement to permit Purchaser to assign its obligations hereunder, Purchaser agrees that, in the event of a breach of the obligations of its assignee hereunder, Purchaser shall remain liable for any such breach.

      8.7 Waiver. Any condition, term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. Any such written waiver shall not imply a waiver as to any other term, condition, circumstance or occasion nor estop any party from enforcing any term, condition, right or remedy not expressly so waived. Failure of a party to insist upon adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or condition or any other term or condition of this Agreement.

      8.8 Notices. Any notice or communication under this Agreement shall be in writing and delivered (by hand, telecopier, telegraph, telex or courier) or deposited in the United States mail (first class, registered or certified), postage fully prepaid and addressed as stated below.

If to Seller:
Zipp-Express, Inc.
P. O. Box 1326
Indianapolis, Indiana 46206
Attention:  Mr. Jerry Closser

Zipp Logistics, LLC
P. O. Box 1326
Indianapolis, Indiana 46206
Attention:  Mr. Jerry Closser

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



and

Jerry L. Closser
8948 Keevers Drive
Indianapolis, Indiana 46234

Ernest F. Krebs
3906 Knob Creek Overlook
Indianapolis, Indiana 46234

Richard E. Williamson

      --------------------------------------------------------------------------
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

Daniel J. Frieden

      --------------------------------------------------------------------------
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

With Copy to:

David Konnersman
Lewis & Wagner
501 Indiana Ave., Suite 200
Indianapolis, Indiana 46202

If to Purchaser:

Zipp Express, Inc.
One Celadon Drive
9503 East 33rd Street
Indianapolis, Indiana 46235

With copy to:

Jay D. Robinson, Jr.
Scopelitis, Garvin, Light & Hanson
10 W. Market St., Suite 1500
Indianapolis, Indiana 46204

If to Celadon:

Celadon Group, Inc.
One Celadon Drive
9503 East 33rd Street
Indianapolis, Indiana 46235
Attention:  Paul Will

With copy to:

Jay D. Robinson, Jr.
Scopelitis, Garvin, Light & Hanson
10 W. Market St., Suite 1500
Indianapolis, Indiana 46204

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Notice by United States mail shall be deemed given on the third day after its deposit. Notice by telecopier, telegraph or telex shall be deemed given on the day sent. Notice by hand delivery or courier shall be deemed given on the first business day when such delivery is first attempted. Either party may from time to time specify as its address for purposes of this Agreement any other address upon the giving of 10 days notice thereof to the other party in the manner required by this paragraph. This paragraph shall not prevent the giving of written notice in any other manner, but such notice shall be deemed effective only when and as of its actual receipt at the proper address and by the proper addressee.

      8.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Indiana.

      8.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Section 6 hereof, the other parties certified to indemnity or defense, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

      8.11 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

      8.12 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

      8.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If, however, any condition precedent described in
Section 5.1 hereof is invalid or unenforceable, Purchaser shall nevertheless have the option of terminating this Agreement under Section 8.1 hereof.

      8.14 Jurisdiction. Seller and Purchaser consent to the jurisdiction and venue of the state and federal courts located in Marion County, Indiana with respect to any legal action, in tort or contract, arising directly or indirectly from this Agreement or the relationship created hereby. This provision shall not bar enforcement of a provisional, extraordinary, In rem or post-judgment remedy in any court whose original jurisdiction is essential or exclusive as to that remedy, despite the above consent to jurisdiction.

      8.15 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

      8.16 Continuation of Business. Seller covenants and agrees to continue to recruit drivers and maintain its present number of Drivers. Upon announcement of the Sale pursuant to this Agreement, Seller agrees to work with Purchaser to retain drivers and to encourage any qualified driver to accept employment with Purchaser.

                      (The Next Page is the Signature Page)

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                                    ZIPP - EXPRESS, INC.


                                    --------------------------------------------
                                    By:
                                    Its:


                                    ZIPP LOGISTICS, LLC


                                    --------------------------------------------
                                    By:
                                    Its:


                                    --------------------------------------------
                                    Jerry  L. Closser



                                    --------------------------------------------
                                    Ernest F. Krebs


                                    --------------------------------------------
                                    Richard E. Williamson

                                    --------------------------------------------
                                    Daniel J. Frieden


                                    ZIPP EXPRESS, INC.



                                    --------------------------------------------
                                    By:
                                    Its:


                                    CELADON GROUP, INC.



                                    --------------------------------------------
                                    By:
                                    Its:

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